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                                                                  PRESS RELEASE


DATE:          November 19, 1999
CONTACT:       Alfred T. May, Chairman, President & CEO
               Or
               William R. Falzone, Chief Financial Officer
               (727) 823-7300

FOR IMMEDIATE RELEASE

               St. Petersburg, Florida (November 19, 1999) -- Republic Bancshares, Inc. (Nasdaq: REPB), parent company of Republic Bank, today announced that its Board of Directors had authorized the Company to retain Heidrick & Struggles, an executive recruiting firm, to assist the Company in its search for an individual who would serve as the President and Chief Executive Officer of both the Company and the Bank. It was also announced that William R. Hough will continue to be the Chairman of the Board of Directors of the Company, and that Alfred T. May will continue in his capacity of Chairman of the Board of the Bank. The new President and Chief Executive Officer will be responsible for analyzing the Company's business opportunities in light of recent banking reform legislation and determining how the Bank can be positioned to build on its market presence and operating platform to optimize its growth and earnings.

Mr. May, the current President and CEO of the Company and the Bank, stated "We are looking for a new President/CEO who will focus on enhancing the Bank's profitability and reinforcing its market image as a community oriented, customer friendly financial institution."